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                   [Letterhead of Hagen, Wilka & Archer, P.C.]





                                October 11, 2001


Lake Area Ethanol, LLC
46269 SD Highway 34
P.O. Box 100
Wentworth, SD 57075

RE:      LAKE AREA ETHANOL, LLC

Gentlemen:

         We have acted as counsel for Lake Area Ethanol, LLC, a South Dakota limited liability company (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 covering the public offering of 7,405,000 capital units of the Company in connection with the reorganization of Lake Area Corn Processors Cooperative as a South Dakota limited liability company. We are rendering this opinion in accordance with Item 601(b)(5)(i) of Regulation S-K.

         For purposes of this opinion, we have reviewed such questions of law and examined such corporate records, certificates, and other documents as we have considered necessary or appropriate for purposes of this opinion, and we have particularly reviewed:

         1.       The Articles of Organization and Operating Agreement.

         2. All resolutions adopted by the Board of Managers of the Company deemed necessary and all minutes of the meetings of the Board of Managers deemed necessary relating to this offering, as certified by the Secretary of the Company.

         3. The Information Statement/Prospectus and the Registration Statement (File No. 333-66552) of which it forms a part filed with the Securities and Exchange Commission (the "Commission") covering the Plan of Reorganization by and between Lake Area Corn Processors Cooperative and the Company pursuant to which Lake Area Corn Processors Cooperative will be dissolved and the capital units of the Company will be distributed proportionately to the shareholders of Lake Area Corn Processors Cooperative; the written communications between our office and the Commission; the Registration Statement and the Information Statement/Prospectus as they become effective being hereinafter called the "Registration Statement" and the "Information Statement/Prospectus," respectively.

         4. The Officer's Certificate of even date herewith as to matters of fact.

         In connection with our examination, we have assumed that the signatures on all executed documents are genuine, all certified copies conform to the originals, and all certificates containing relevant facts are correct. In rendering this opinion, we have relied as to matters of fact upon certificates from officers of the Company, public officials and other sources believed by us to be reliable.

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         Based on the foregoing, it is our opinion that:

         1. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of South Dakota. The Company has full power and authority to own its properties and conduct its business as currently being carried on and as described in the Registration Statement and Information Statement/Prospectus.

         2. The Capital Units to be issued by the Company pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the terms set forth in the Registration Statement, will have been validly issued and will be fully paid and non-assessable, and the holders thereof will not be subject to personal liability by reason of being such holders.

         We are admitted to practice law in the State of South Dakota, and we express no opinion as to the laws of any jurisdiction other than the State of South Dakota and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(23)(i) of Regulation S-K under the Securities Act of 1933, as amended, and to the reference to our firm therein.

                                  Very truly yours,



                                  /s/ Hagen, Wilka & Archer, P.C.